Exhibit 10.7

EQRX, INC.

SEVERANCE AND CHANGE IN CONTROL POLICY

ADOPTED ON DECEMBER 16, 2020

The purpose of this Severance and Change in Control Policy (the “Policy”) of EQRx, Inc. (the “Company”) is to provide certain employees of the Company with certain compensation and benefits in the event of a termination of employment in certain circumstances, under the terms and conditions described in this Policy.

1.	Termination Not in Connection with a Change in Control

If the employment of an Eligible Employee (as defined below) is terminated by the Company without Cause (as defined below) or he/she resigns for Good Reason (as defined below) (such cessation of employment, a “Qualified Termination”), then, in addition to the Accrued Benefits and subject to such Eligible Employee’s satisfaction of the Conditions (as defined below), such Eligible Employee shall be entitled to receive payment of severance in the amount set forth below (the “Severance Amount”):

Position	Severance (Amount of Base Salary)	Benefits Continuation
CEO, COO, C-level officers, and SVPs directly reporting to CEO, COO or President that are members of the Senior Leadership Team (as determined by the Board) (collectively, the “SLT Members”)	12 months’ Base Salary + 1.0x Target Bonus	12 months
SVPs that are not SLT Members	9 months’ Base Salary + .75x Target Bonus	9 months
All employees at Vice President and below	N/A	N/A

Any Severance Amount that become payable hereunder may, at the Board’s election, be paid in a lump sum or over the applicable severance period in accordance with the Company’s standard payroll procedures.

If the Eligible Employee was participating in the Company’s group health plan immediately prior to the date of Qualified Termination of his/her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth above or the Eligible Employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Eligible Employee if the Eligible Employee had remained employed by the Company during that period (“Benefits Continuation”).

2.	Termination in Connection with a Change in Control

If the employment of an Eligible Employee that is an SLT Member immediately prior to a Change in Control ceases pursuant to a Qualified Termination, in each case, within one year after the closing of a Change in Control, then, in addition to the Accrued Benefits and subject to such Eligible Employee’s satisfaction of the Conditions, such Eligible Employee shall be entitled to receive the following benefits:

●	Full acceleration of all outstanding stock options and other equity awards.

●	Payment of the Severance Amount set forth in Section 1 either in a lump sum or over the applicable severance period in accordance with the Company’s standard payroll procedures, at the Board’s election. For the avoidance of doubt, an employee that receives the Severance Amount pursuant to this Section 2 shall not be eligible to receive any additional Severance Amount pursuant to Section 1 of this Policy in connection with the same Qualified Termination.

●	Benefits Continuation as set forth in Section 1.

3.	Definitions.

(a)	“Accrued Benefits” shall mean any earned but unpaid salary, unpaid expense reimbursements and accrued but unused vacation or paid time off, if applicable, which amounts shall be paid to the Eligible Employee within the time required by law but in no event more than thirty (30) days after the Eligible Employee’s date of termination.

(b)	“Base Salary” shall mean the Eligible Employee’s base salary in effect immediately prior to the Qualified Termination (or the Eligible Employee’s base salary in effect immediately prior to the Change in Control, if higher).

(c)	“Board” means Board of Directors of the Company.

(d)	“Cause” shall mean (i) the grantee’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the grantee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the grantee’s failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the grantee by the Company; (iv) the grantee’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the grantee’s material violation of any provision of any agreement(s) between the grantee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

(e)	“Change in Control” shall mean (i) a “Deemed Liquidation Event,” as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time, or (ii) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Change of Control.”

(f)	“Conditions” mean (i) the Eligible Employee signs, returns, (if applicable) does not revoke a Separation Agreement (as defined below) and the Separation Agreement becomes effective within 60 days of the date of his/her Qualified Termination; (ii) the Eligible Employee complies with the Separation Agreement; and (iii) the Eligible Employee complies with all restrictive covenants (e.g., confidentiality, return of property, nonsolicitation, noncompetition) to which he/she is bound with the Company and/or any successor.

(g)	“Eligible Employees” shall mean the employees of the Company designated by the Board from time to time as eligible to receive benefits under this Policy as set forth herein.

(h)	“Good Reason” means that the Eligible Employee followed the “Good Reason Process” (as defined below) following the occurrence of (i) a material diminution in the Eligible Employee’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company; (ii) a permanent change of more than 50 miles in the geographic location at which the Eligible Employee primarily provides services to the Company; or (iii) a material diminution in the Eligible Employee’s responsibilities, authority or duties (it being acknowledged that a change in reporting structure, without a material diminution in responsibilities, authority or duties, shall not constitute Good Reason).

(i)	“Good Reason Process” means that (i) the Eligible Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Eligible Employee notifies the Company or its successor in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such a condition; (iii) the Eligible Employee cooperates in good faith with the Company’s or its successor’s efforts for a period of not fewer than 30 days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason continues to exist; and (v) termination of the Eligible Employee’s employment occurs no later than seven days following the expiration of the Cure Period.

(j)	“Restrictive Covenants Agreement” shall mean, as applicable to the Eligible Employee, the Employee Confidentiality, Assignment and Noncompetition Agreement between the Eligible Employee and the Company, as either may be amended from time to time.

(k)	“Separation Agreement” means a separation agreement in a form satisfactory to the Company containing, among other provisions, a release of claims in favor of the Company and its related persons and entities and nondisparagement.

(l)	“Target Bonus” shall mean the Eligible Employee’s target bonus for the calendar year in which the Qualified Termination occurs.

4.	General Terms and Conditions.

(a)	The amounts payable pursuant to this Policy shall be paid or commence to be paid within 60 days following the date of termination of employment, provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)	This Policy shall be administered by the Board, and the Board shall have the power and authority to interpret the terms and provisions of this Policy, to make all determinations it deems advisable for the administration of this Policy, to decide all disputes arising in connection with this Policy and to otherwise supervise administration of this Policy. The Board retains the right to amend, revise, change or end this Policy at any point in the future; provided that the Board may not amend or end the Policy during the period commencing on the date that it enters into a definitive agreement that if consummated, would result in a Change in Control and ending on the earlier of (i) 12 months after a Change in Control and (ii) the termination of the definitive agreement without the consummation of a Change in Control. This Policy does not change the “at-will” employment status of any employee. The Board may delegate any and all of its power and authority hereunder to a committee thereof.

(c)	In the event an Eligible Employee of the Company is party to an agreement or other arrangement with the Company that is approved by the Board and provides greater benefits in the aggregate than set forth in this Policy, such Eligible Employee shall be entitled to receive the payments or benefits under such other agreement or arrangement and shall not be eligible to receive any payments or benefits under this Policy.

(d)	In the event the Eligible Employee is entitled to any payments pursuant to the Restrictive Covenants Agreement, any Severance Amount payable hereunder and received in any calendar year will be reduced by the amount the Eligible Employee is paid in the same such calendar year pursuant to the Restrictive Covenants Agreement.

(e)	The payments under this policy are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under the short- term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. This policy shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this policy shall be considered separate payments. To the extent that any payment or benefit described in this policy constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon an employee’s termination of employment, then such payments or benefits shall be payable only upon such employee’s “separation from service” (determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h)). Notwithstanding any provision to the contrary, to the extent an employee is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on such employee’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of (i) the date six months and one day after the employee’s separation from service or (ii) the employee’s death. This policy may be amended as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder. The Company makes no representation or warranty and shall have no liability to any employee or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

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